Exhibit 10.28

Date:	November 17, 2010

To:	Dennis Benning

From:	Tom Gendron
Chairman of the Board and Chief Executive Officer

Subject:	Confirmation of Assignment Extension
Dear Dennis,
This memo modifies and clarifies our mutual agreement relative to your assignment as President, Airframe Systems (formerly Group Vice President, Airframe Systems and President, Woodward MPC). All terms and conditions outlined in your October 1, 2008 Confirmation of Promotion memo still apply with the following modifications and clarifications:
•	As a result of the acquisition of HR Textron (now Woodward HRT), your position includes the oversight of all Airframe Systems (Woodward MPC and HRT). During the course of your assignment, it is acknowledged that you are required to maintain two offices — one based in the Skokie, Illinois facility, and the other in the Santa Clarita, California facility. It is also expected that you will return to the Fort Collins, Colorado facility occasionally as needed.
•	The last bullet of the October 1, 2008 memo, which related to duration and expected assignments with the Company, is hereby deleted in its entirety and replaced with the following:
You will continue as President, Airframe Systems, until such time as a successor has been duly appointed by the Company.
•	You will continue to be eligible for salary reviews in accordance with the Company’s annual salary planning cycle.
•	The Company will provide the following to you for your time spent in both Skokie and Santa Clarita locations:
•	The use of a car and reimbursement for the cost of gas associated with business use of the vehicle.
•	Accommodations (either hotel or rented apartment or some combination) for the duration of the assignment. You will be responsible for all other day-to-day living expenses during the assignment, e.g. meals, laundry expenses, and other miscellaneous expenses.
•	The Company will reimburse travel expenses associated with you and your spouse when traveling to/from Illinois, California, or Colorado locations.
•	It is understood that there will be a period of time needed to transition and wrap up your temporary residences in both Illinois and California. Therefore, the Company will pay for travel expenses (i.e. air travel, rental car, and hotel if needed) for you and your spouse for a period of 30 days following the end of your assignment.
•	At the successful completion of your assignment, you will be eligible to receive a performance bonus in the amount of $250,000, less applicable withholdings. Successful completion means that your successor is assessed, named and effectively transitioned into the President, Airframe Systems President position.
Please contact me should you have any questions. Otherwise, to indicate your agreement with the terms outlined in this letter, please sign below and return the original of this memo to my attention.

Sincerely,
/s/ Tom Gendron
Tom Gendron
Chairman of the Board, Chief Executive Officer and President

Accepted by,

/s/ Dennis Benning	November 17, 2010

Dennis Benning	Date